UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):  January 29, 2008

                            COMVERSE TECHNOLOGY, INC.
             (Exact name of registrant as specified in its charter)


            NEW YORK                                        13-3238402
(State or other jurisdiction of                  (I.R.S. Employer Identification
 incorporation or organization)                                No.)


                            810 SEVENTH AVENUE
                            NEW YORK, NEW YORK                          10019
                (Address of principal executive offices)              (Zip Code)


        Registrant's telephone number, including area code: 212-739-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01   OTHER EVENTS



REPORT OF THE SPECIAL COMMITTEE

         The Special Committee (the "Special Committee") of the Board of Directors (the "Board") of Comverse Technology, Inc. (the "Company" or "Comverse") has completed its independent investigations and has prepared a comprehensive report (the "Report") which has been presented to the Company's Board. The Report was adopted by the Special Committee on January 28, 2008. The following is a summary of the facts, findings and conclusions set forth in the Report. In addition, certain remedial measures and related recommendations were included in an appendix to the Report. A copy of such appendix is attached to this Current Report on Form 8-K as Exhibit 99.1 hereto and is incorporated herein by reference.

OVERVIEW

         THE INVESTIGATIONS

         The Report details two investigations conducted by the Special
Committee:

            o the first investigation began in March 2006 and concerned the alleged backdating of options to purchase shares of Comverse common stock ("Phase I"); and

            o the second investigation began in November 2006, and concerned the alleged manipulation of the Company's earnings, as well as certain revenue recognition issues ("Phase II").

         These separate, but related, investigations confirmed the existence of option backdating and earnings manipulation.

         The Phase I and Phase II investigations relate to Comverse and its subsidiaries other than Verint Systems Inc. ("Verint") and Ulticom, Inc. ("Ulticom"), which are separately traded public companies that are majority-owned by Comverse. Each of Verint and Ulticom conducted independent investigations of stock option grant practices and alleged earnings manipulation. The financial statements of Verint and Ulticom are consolidated into the financial statements of Comverse and, accordingly, any restatement of the historical financial statements of Verint or Ulticom will affect the financial statements of Comverse. The Report does not take into account the potential effect of any such restatement. In addition, each of Comverse, Verint and Ulticom is engaged in an evaluation of its recognition of revenue based on the application of Statement of Position ("SOP") 97-2, Software Revenue Recognition, specifically relating to vendor specific objective evidence ("VSOE"). This area of review arose in connection with the audit of fiscal 2006 financial statements and is not associated with the companies' investigations. The Report does not take into account the impact of any restatements caused by such evaluations.



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



         ESTABLISHMENT AND COMPOSITION OF THE SPECIAL COMMITTEE

         The Special Committee was formed on March 10, 2006. Its initial members were two independent directors Ron Hiram and Raz Alon and the Phase I investigation was initially conducted by them. On July 27, 2006, Mark C. Terrell joined the Board and was also appointed to the Special Committee. In connection with Mr. Terrell's appointment, Mr. Hiram resigned from the Special Committee on August 2, 2006. In December 2006, shortly following the commencement of the Phase II investigation, Messrs. Alon and Terrell were joined on the Special Committee by Charles Burdick, Susan Bowick and Joseph O'Donnell, independent directors who became Board members on December 1, 2006. The Phase II investigation was conducted by the entire Special Committee, while Messrs. Alon and Terrell alone concluded the Phase I investigation.

         On March 10, 2006, the Board empowered the Special Committee to:

            o review all matters relating to the grant of stock options between 1994 and 2001;

            o have all the powers of the Board, to the extent permitted by law, in respect of the review including, without limitation, the retention of counsel and other experts and advisers, action to be taken on behalf of the Corporation based upon any findings resulting from such review and responses to any third party inquiries or litigation; and

            o     retain Dickstein Shapiro LLP as counsel to the Special
                  Committee.

         On March 17, 2006, the Board expanded the powers of the Special Committee by empowering the Special Committee to:

            o review stock option grant practices with respect to any and all years, and review any other issues arising out of its review of stock option grant practices (whether or not related to stock options); and

            o determine whether to advance expenses incurred by directors, officers and employees of the Company for matters relating to the Special Committee's review of stock option grants.

         THE PHASE I INVESTIGATION

         In reviewing the Company's practices relating to option grants from 1991 through 2005, the Special Committee reviewed 39 separate grants of more than 82 million options to approximately 6,200 employees and consultants, as well as 22 grants of approximately 1.2 million options to eight non-employee directors of the Company. It found that between 1991 and 2001, almost 54 million stock options (issued via 29 grants to 5,386 grantees) were backdated to obtain advantageous exercise prices, with the knowledge and participation of the Company's former Chairman and Chief Executive Officer, Jacob "Kobi" Alexander ("Alexander"), the Company's former director and General Counsel, William Sorin ("Sorin") and, at times, the Company's former Executive Vice President and Chief Financial Officer, David Kreinberg ("Kreinberg"). The recipients of such grants ranged from low-level employees to senior executives, but no backdated grants


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were made to non-employee directors. The difference between the fair market value of the Company's stock on the proper measurement date and the fair market value of the Company's stock on the "as of" grant date for all exercised backdated options amounted to $71,872,650, including $6,435,750 for Alexander, $1,052,734 for Kreinberg, and $1,010,424 for Sorin. The Special Committee concluded that in 2002, the practice of deliberate backdating ended.

         The Special Committee also found that from 1998 to 2002, without the knowledge of the members of the Compensation Committee or the Company's independent registered public accounting firm, Alexander and Kreinberg established and administered a secret options reserve fund comprised of options with favorable exercise prices from which options were granted in order to address special employment and recruiting needs. To fund this reserve, Alexander and Kreinberg included option grants to fictitious employees on proposed grant lists that were sent to the Compensation Committee. The Compensation Committee, unaware that these employees did not exist, approved the grants. Alexander and Kreinberg then transferred the approved option grants to one of two dummy accounts code named I.M. Fanton or I. Fargo (collectively "Fargo"). Alexander determined when and to whom awards from this account would be made. Before Fargo was closed in April 2002, options to purchase approximately 187,000 shares were distributed through the account. None of those options were issued to Alexander, Kreinberg or Sorin, or to any directors, officers, or ten-percent shareholders of the Company's stock. Significantly, the Special Committee did not find any evidence that the individuals who did receive Fargo grants were aware of any improprieties with respect to their grants.

         The Special Committee also found a number of other pre-2002 practices that were inconsistent with the requirements of the Company's stock option plans, including the recycling of unexercised options from departed employees to other employees, and administrative and paperwork delays involved in certain grants after 2001. The Special Committee found no evidence that grantees other than Alexander, Kreinberg and Sorin were involved in or aware of any improprieties surrounding their grants and concluded that all grants to other employees and to consultant grantees should have been, and will be, honored as enforceable obligations of the Company. Similarly, while the Special Committee found irregularities concerning grants to non-employee directors, it concluded that these were not the product of intentional wrongdoing and that none of these non-employee directors were aware of any such irregularities. The Special Committee determined to honor all prior grants to them as well.

         Based on the Special Committee's recommendations, the Company forced Alexander, Kreinberg and Sorin to resign their offices in April 2006. In August 2006, the Company severed all of Alexander's, Kreinberg's and Sorin's connections to the Company, rescinded all of their unexercised options and invalidated other securities that were granted to them.

         In Summer 2006, based principally on information provided by the Special Committee, the United States Attorney's Office for the Eastern District of New York (the "U.S. Attorney") filed a criminal complaint against Alexander, Kreinberg and Sorin. Alexander fled the country, was indicted and is now the subject of extradition proceedings in Namibia. In Fall 2006, Kreinberg and Sorin entered guilty pleas. In May 2007, Sorin was sentenced to a year and a day in




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



prison and was ordered to pay restitution.(1) Kreinberg, who is cooperating with the government, has not been sentenced to date. Simultaneously with the filing of the criminal complaint, the United States Securities and Exchange Commission (the "SEC") filed companion civil cases against Alexander, Kreinberg and Sorin that also relied in significant measure on information provided by the Special Committee. Kreinberg and Sorin settled the SEC's claims by agreeing to pay civil penalties and disgorgement totaling $2,394,917.68 (including $1,769,255.80 in disgorgement) and $3,088,424.10 (including $1,670,915.03 in disgorgement), respectively.

         In July 2006, the U.S. Attorney filed a forfeiture action against funds held in Alexander's Citigroup Smith Barney accounts that resulted in the seizure of approximately $49 million. The Special Committee has been in dialogue with the U.S. Attorney and the SEC in an effort to ensure that the Company, as the victim of the backdating scheme, receives these funds and any additional monies that the government recovers from those involved. Toward that end, in July 2007, the Company filed a Petition for Remission of Civil Forfeiture requesting remission of any funds ultimately forfeited by Alexander. The Special Committee authorized the Company, and the Company has initiated proceedings, to pursue its remedies against Alexander, Kreinberg and Sorin in connection with their misconduct in backdating stock options, and against Alexander and Kreinberg for misreporting financial results.

         THE PHASE II INVESTIGATION

         During the Phase I investigation, the Special Committee received information that the Company's financial results from at least 1996 through 2003 were intentionally misstated as a way of aligning the Company's performance with Wall Street expectations. As a result, the Special Committee initiated a separate investigation ("Phase II"), during which it conducted more than 50 interviews and reviewed over a million documents. It concluded that from at least 1996 through October 2003, Alexander and Kreinberg manipulated the Company's financial statements to portray Comverse as a company with steady, measured growth. This manipulation helped the Company to meet or exceed Wall Street expectations in every quarter between 1996 and the first quarter of 2001.

         The Special Committee found that to "smooth out" reported earnings, Kreinberg routinely overrode existing internal controls and directed subordinates in the finance department of various Comverse subsidiaries to make unsupported quarter-end adjustments in at least two areas.

         First, to achieve the desired financial metrics, Kreinberg and Alexander directed the creation of excess reserves that later could be (and were) released into income and kept running track of the "excess" or "cushion" in dozens of reserve accounts.


--------
(1) The amount of restitution was set at $51,784,888, but the execution of the order was stayed by the court pending the resolution of a forfeiture claim brought by the U.S. Attorney against approximately $49 million of Alexander's assets.

         The Special Committee determined that this practice had a significant impact on the Company's income statements and consequently, a restatement of the Company's financial statements is required. The Special Committee found that due to reserve manipulations, pre-tax income was understated in each fiscal year from 1996 through 1999 and pre-tax income was overstated in each fiscal year from 2000 through at least 2002. By January 31, 2006, the estimated cumulative impact of these reserve manipulations and subsequent reversals had netted to an insignificant amount.

         Second, Kreinberg directed the reclassification of certain expenses. Such unsupported expense reclassifications occurred from at least the first quarter of 1998 through the third quarter of 2003. These reclassifications did not affect the Company's net income but did have the effect of presenting more consistent operating and performance trends. These reclassifications typically involved: (a) Cost of Goods Sold, (b) Research and Development Costs, and (c) Selling, General and Administrative expenses.

         In addition, at the Corporate level, Kreinberg or a subordinate directed by Kreinberg, repeatedly made unsupported downward adjustments to the Company's sales backlog. Although the sales backlog (which the Company defines as signed purchase orders or firm customer commitments that have not yet been recognized as revenues as of the balance sheet date, but are expected to be recognized in the next 12 months) was not reported in the Company's quarterly financial statements, it was reported in the annual reports filed with the SEC, and was discussed regularly in quarterly earnings conference calls with analysts.

         Interviews with the subordinates who made the foregoing adjustments revealed that they did so simply because the directions came from Kreinberg. The practice of making such adjustments ended largely as a result of the economic downturn in 2001, the enactment of the Sarbanes-Oxley Act in January 2002 (the "Sarbanes Oxley Act"), and resistance from the new Chief Financial Officer of a Comverse subsidiary who was hired in September of 2002.

         The Special Committee also conducted three additional inquiries concerning the Company's historical recognition of revenue. The first concerned third-party allegations that, to meet corporate objectives, the Company sometimes prematurely recognized revenue and sometimes improperly deferred it. The Special Committee found no evidence to support these specific allegations of improper revenue recognition. Second, the Special Committee determined to go beyond these allegations and examine additional transactions during fiscal periods 1996 through 2005 to test for improper revenue recognition practices. Although the documentation available from earlier years was limited, the information that was available provided reasonable assurance that the Company had not attempted to manage earnings by manipulating revenue recognition. Based upon available information, the Special Committee concluded that the Company had attempted to comply with its revenue recognition policies but may not have developed or maintained adequate contemporaneous documentation to do so. Accordingly, the Special Committee suggested that the Company review the adequacy of its documentation. Subsequently, as noted above, the area of revenue recognition arose in connection with the audit of the Company's fiscal 2006 financial statements and an evaluation thereof is currently being conducted by the Company.



                                       6
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         The third inquiry concerned questions as to whether revenue recognized on particular contracts with a significant customer ("Customer X") had been deferred improperly from fiscal year 2001 until fiscal year 2004. While the Special Committee found that portions of the deferral were inappropriate, it concluded these were not the result of misconduct.

THE PHASE I INVESTIGATION OF BACKDATING

         The Special Committee's investigation began on March 10, 2006, following a chain of events beginning on March 3, 2006, when The Wall Street Journal inquired about the timing of past stock option grants and noted that options tended to be granted on dates when the Company's stock was trading at a low price. In considering a response to The Wall Street Journal, Alexander first maintained that the timing of the stock option grants was fortuitous and that proper practices had been followed. On March 9, 2006, however, Alexander, Kreinberg and Sorin made statements to the Company's then-General Counsel that suggested Alexander and Kreinberg, with the knowledge of Sorin, may have "backdated" the Company's stock option grants and the Company may not have properly accounted for those grants.

         The Company's then-General Counsel immediately called for a special meeting of the Board, which was held the next day (March 10, 2006). At the special meeting, the Board created a Special Committee (to which it appointed independent directors Raz Alon and Ron Hiram)(2) to investigate and take all necessary action relating to the granting of stock options. Also on March 10, 2006, the Special Committee retained the law firm of Dickstein Shapiro LLP to serve as its counsel. Dickstein Shapiro LLP then retained:

            o AlixPartners, LLC, a forensic accounting and litigation support firm, to assist it with various aspects of the investigation, including quantitative and accounting analyses, the retrieval of documents and the retrieval and restoration of electronic communications, and

            o Gornitzky & Co., an Israeli law firm, to assist with Israeli legal issues and document retrieval.

         Having determined to self-report and cooperate fully with the SEC and other relevant regulatory authorities, the Special Committee contacted the SEC and requested a meeting. Dickstein Shapiro LLP met with the SEC staff on March 14, 2006 to self-report the backdating issues - a meeting that preceded by several days the front page Wall Street Journal article entitled "The Perfect Payday," which was the first story suggesting that stock option grants had been backdated at particular companies, including Comverse. Immediately following the SEC meeting, the SEC staff indicated that it would commence an informal inquiry, but would permit the Special Committee to conduct an independent investigation and report its findings to the SEC.

--------
(2) Alon joined the Board in December 2003 and never served on the Compensation Committee. Hiram served on the Compensation Committee beginning in June 2001 and during his tenure on the Compensation Committee, he approved only one grant on which the date of grant was backdated. The Special Committee did not uncover any evidence indicating that Hiram had any knowledge that grants were backdated.


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         SCOPE AND CONDUCT OF THE INVESTIGATION

         The investigation began immediately after the retention of Dickstein Shapiro LLP. The investigation involved 131 interviews of 117 present and former officers, directors and employees, as well as the collection of electronic and paper documents from Company offices in New York City; Melville, New York; Wakefield, Massachusetts; and Tel Aviv, Israel. More than one million documents were reviewed and, as part of its cooperation with the government, the Company delivered more than 200,000 pages of documents to the SEC and the U.S. Attorney, both of which were continuously informed of the progress of the investigation.

         FACTS

         As the Company grew in the 1990s and early 2000s, Comverse made use of stock options to recruit and retain employees. The Comverse option-granting process was governed principally by a series of 11 shareholder-approved stock option plans (the "Plans"), the Company's bylaws and New York law.

                  The Company's Bylaws

         The Company's bylaws permitted the Compensation Committee to approve stock option grants either at a formal meeting (at which a quorum was present in person or by phone), or without a formal meeting if all members of the Compensation Committee consented in writing to the adoption of a resolution known as a "unanimous written consent" or "UWC." When acting by UWC, the signatures of all Compensation Committee members were needed to make a grant effective.

         Except for one in-person meeting in September 1993, the Compensation Committee approved all option grants from 1991 to 2001 by UWCs. On all but one occasion during the period 1991 to 2001, the UWCs set forth, among other things, the number of options to be granted, the date of the grant, (referred to in the UWCs as the "as of" date) and the exercise price. None of the UWCs were dated (and none contained any language or date lines indicating that the members of the Compensation Committee should provide a date next to their signatures). The UWCs also set forth a vesting schedule that typically took place over a four-year period.

                  The Process of Granting Options

         Alexander decided whether and when a grant should occur and how many options to recommend that the Compensation Committee grant. Initially, grants took place at various times. But by 1998, a pattern developed whereby Company-wide grants tended to occur in the third or fourth quarter of each fiscal year. "One-off" grants to smaller groups of individuals, often new employees, continued to take place throughout the year.

         After Alexander decided there should be a grant, Comverse, Inc. (formerly Comverse Network Systems, Inc. ("CNS")) and other subsidiary managers and executives made recommendations as to who should receive grants and how many options should be awarded. Those recommendations were forwarded to the CNS Human Resources Department, where a master list would be generated and generally after


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the backdated grant date had been selected, the master list was forwarded to
Company headquarters. (3)

         At some point during the process, Alexander (sometimes with Kreinberg's assistance) would select as the date of a grant an earlier day on which Comverse stock was trading at a lower price.(4) Sorin would then draft the UWCs and send them to the members of the Compensation Committee along with the master list and a cover letter. The UWCs contained an "as of" grant date. Alexander, Kreinberg and Sorin knew that the Compensation Committee had not formally approved the grants on the "as of" grant date.

         With respect to at least some of the grants, Sorin would call the Compensation Committee members to indicate that a UWC and grant list would soon be transmitted to them. However, the Special Committee found no records indicating when these calls occurred or if they occurred in connection with every grant.

         Beginning in 1995, the schedules and the UWCs were sent to the Compensation Committee members by fax and mail, and later by e-mail. The Compensation Committee members would sign (but not date) the UWCs and then fax, mail or overnight them to the Company. No records were retained indicating the date when UWCs were actually received by the members of the Compensation Committee or signed by them.

         Some members of the Compensation Committee said they believed the "as of" dates on the UWCs (which also listed the price on those dates, i.e., the "exercise" price) corresponded with the dates on which they received telephone calls from Sorin notifying them of the grant, but no records document the time of those calls. Members of the Compensation Committee stated that in executing the UWCs, they did not focus on the "as of" grant date. Rather, they said they focused on the total number of shares to be granted and the specific number of shares to be granted to Comverse executives. Finally, while members of the Compensation Committee stated that they intended to make all grants at fair market value on the date of grant, they did not make any effort to determine whether the "as of" grant dates corresponded with the dates of the calls from Sorin or with action taken by management on the "as of" grant dates.

         In various quarterly in-house counsel letters to the Company's outside auditors, Deloitte & Touche LLP ("D&T"), Sorin indicated that corporate action sufficient to approve certain grants had taken place on the "as of" grant dates. These letters failed to indicate that the Compensation Committee did not act to approve the grants on the "as of" dates. They also failed to disclose that Alexander had selected the "as of" date on a later date using the benefit of hindsight to select dates when the stock was trading at a low price.

         In numerous instances dating back to 1991, Alexander, Sorin and/or Kreinberg caused or approved changes to the grant schedules by deleting or adding names and/or changing the number of shares to be granted after the


--------
(3) Lists of proposed grantees for some of the Company's majority-owned subsidiaries were also forwarded directly to Company headquarters.

(4) In May 1999, Kreinberg became the Chief Financial Officer, but he had been involved in the process of granting stock options since sometime in or around 1998.


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


Compensation Committee had approved the grants. Generally, these changes were made without the knowledge or approval of the Compensation Committee, although there is evidence that certain members of the Compensation Committee were notified of changes on a few occasions. As the Company grew, the number of changes made without adherence to proper corporate procedures increased substantially.

                  Evidence of Backdating

         Based on admissions by Alexander, Kreinberg and Sorin, and other evidence uncovered in the Phase I investigation, the Special Committee determined that, except for a September 1993 grant that was approved at an in-person meeting, the grant dates for every grant approved by UWC between 1991 and 2001 were chosen or approved on a later date than the "as of" date reflected on the UWC. Therefore, most, if not all, of the exercise prices for options granted by UWC from 1991 through 2001 were below the fair market value of the stock on the day that Alexander selected as the nominal "as of" grant date and corresponding exercise price, and probably below the fair market value of the stock on the day or days on which UWCs were subsequently executed by Compensation Committee members. (5) Specifically, Alexander admitted that he chose grant dates that corresponded to an earlier date on which the Company's stock was trading at or near a low point. Kreinberg similarly admitted that grant dates were selected after-the-fact, based on the stock price. Sorin also admitted that he knew grant dates were selected by Alexander after-the-fact in order to obtain a low exercise price.

                  Fargo

         In 1999, Alexander, with the knowledge and consent of Kreinberg, caused the creation of the Fargo account, to hold a reserve of options to be granted later in special situations. Alexander conceived this reserve in the third quarter of 1998, when there were 3,000 approved but unutilized options remaining from the Company's acquisition of Netology. Alexander directed that instead of being cancelled, these options should be held for future awards. Then, in 1999, 2000 and again in 2001, Alexander directed that additional options be added to the reserve for special situations. In total, approximately 906,000 options were held in Fargo, of which approximately 187,000 were distributed before the Fargo account was terminated. (6)

         To obtain these options in connection with the grant dated "as of" October 18, 1999, Alexander's assistant created fictitious names and included them in lists of proposed grantees. In order to avoid detection by the Compensation Committee, relatively small grant amounts (e.g., 10,000 options)


--------
(5) As a result of the backdating, the Company granted Incentive Stock Options ("ISOs") at a discount to fair market value, which violated the Plans and rendered them Non-Qualified Stock Options ("NQs") because ISOs granted at a discount to fair market value on the date of grant do not meet the requirements of ISOs as defined in Section 422 of the Internal Revenue Code of 1986 (as amended) (the "Code"). The Company also granted NQs at discounts to fair market in violation of certain Plans.

(6) For various reasons, including the fact that the Company did not enable the audit software for EquityEdge(TM), the Special Committee was able to obtain only historical snapshots of EquityEdge(TM). Thus, the analysis of the Fargo account is limited to those few historical "snapshots," as opposed to a daily history of the account. The Special Committee's analysis also considered the interviews of witnesses, but given the passage of time since the underlying events, their recollections of the precise details of activity in the account were severely limited.

were proposed for each of the fictitious grantees. Based on the list it received, the Compensation Committee approved the issuance of approximately 200,000 options (which grew to approximately 400,000 as the result of a two-for-one stock split) to these fictitious persons. Once the Compensation Committee signed the UWCs, the total numbers of options granted to the fictitious employees were entered into EquityEdge(TM).

         For the grant dated "as of" November 30, 2000, the master list of grantees that was sent to the Compensation Committee contained a printout from EquityEdge(TM) that showed a grant to Fargo of approximately 250,000 options. To conceal the existence of this account, Kreinberg directed Alexander's assistant to remove the page referencing Fargo from the printout and to replace it with a page that did not reference Fargo, before submitting the master list to the Compensation Committee. After the Compensation Committee approved the grant, the missing page was reprinted and inserted into a file copy of the printout. Thereafter, 250,000 shares were added to the Fargo account from the November 30, 2000 grant.

         An additional 250,000 shares also were added to Fargo in connection with the grant dated "as of" October 22, 2001. Again, in order to avoid suspicion, the recommendation to the Compensation Committee was that each of approximately 125 fictitious employees should receive only 10,000 options.

         Alexander and Kreinberg also deliberately concealed the existence of Fargo from D&T. Thus, sometime in 2001, Kreinberg directed Alexander's assistant to remove a page referencing Fargo in a document that was slated to be provided to D&T. Pages referencing Fargo in other documents provided to D&T throughout Fargo's existence were similarly withheld from the auditors. After backdating became an issue, Kreinberg admitted that on March 10, 2006, in an effort to camouflage the Fargo account cancellation, he edited EquityEdge(TM) to change the cancellation date of the Fargo account from April 29, 2002 to June 20, 2002, when millions of the other options had been cancelled pursuant to the 2002 Options Exchange (discussed below). Immediately thereafter, Kreinberg reconsidered his action and attempted to change the date back to April 29, 2002.

         Alexander and/or Kreinberg directly approved all grants from Fargo. None of the options issued from Fargo were issued to Alexander, Kreinberg or Sorin, or to any director, officer or ten-percent shareholder of the Company's stock (i.e., those persons covered by Section 16 of the Securities Exchange Act of 1934). Comverse records indicate that grantees who received grants from the Fargo account performed valuable services for the Company. The Special Committee found no evidence that any recipients of Fargo account grants were aware that these grants resulted from inappropriate stock option grant practices.

                 In 2002, the Backdating Ceased and the Fargo Account Was Closed

         Alexander and Kreinberg claimed that they ceased backdating grant dates after 2001, and closed Fargo on April 29, 2002, because they wanted to be the "best corporate citizens" in the wake of the well-publicized accounting scandals involving Enron, WorldCom, and other public companies. Notably, however, their change of heart roughly coincided with the advent of the two-business-day options-reporting requirement contained in the Sarbanes-Oxley Act that effectively made it impossible to backdate grants to executive officers and directors by more than two business days.

                  The 2002 Options Exchange

         Comverse's stock price fell dramatically by 2002, rendering previously-granted stock options underwater. As a way to retain its workforce, in May 2002, Comverse commenced a one-time exchange offer (the "2002 Options Exchange") approved by the Board and the shareholders to certain holders of Comverse options enabling them to surrender their options in exchange for options to purchase 0.85 percent of a share of common stock at a price that was set at the fair market value of the stock six months and one day following the surrender date. The terms were disclosed in the Company's proxy statement filed with the SEC on January 16, 2002. The Special Committee concluded, however, that replacement options issued to Alexander, Kreinberg and Sorin should be cancelled because they had knowingly backdated the options they exchanged and the issuance of new options could not be a cure for their prior improper conduct.

                  Backdated Exercises

         The Special Committee also examined whether the exercise of stock options was backdated. The Special Committee found that EquityEdge(TM) contains an entry indicating that in late 1998 Alexander backdated the exercise of options to purchase 675,000 shares. Alexander may have achieved certain tax benefits as a result of the improper recording of the exercise date for this transaction. There is also evidence of three instances of backdated exercises by Kreinberg. In two of those three instances, the stock was trading at a higher price on the date of the actual cash deposit.

                  Grants After the Sarbanes-Oxley Act

         The Special Committee found that with two exceptions, when grants were approved by UWCs subsequent to the adoption of the Sarbanes-Oxley Act, the UWCs were sent to the Compensation Committee either on the day of or the next business day after the grant date. The Special Committee found no evidence to suggest that either exception was the product of intentional misconduct or a scheme to backdate the grants. Instead, the Special Committee determined that the delays of one and three business days between the dates of these grants and the transmission of grant materials to the Compensation Committee were most likely the result of administrative error.

                  Exceptions

         The Special Committee found that aspects of many grants violated the terms and conditions of the applicable Plans and/or the terms and conditions of the grant as set forth in the UWCs. These violations fall into one of the following categories:

            o grants to consultants from Plans under which consultants were not eligible grantees;

            o recycling (i.e., redirection of options from grantees who were on lists approved by the Compensation Committee to grantees whose names were never sent to the Compensation Committee);

            o grantees who were issued more options than the number of options approved by the Compensation Committee;

            o instances where the exercise price of options was incorrectly calculated;

            o options issued after the date that the underlying Plan had expired;

            o grantees who were permitted to exercise options earlier than the Compensation Committee's approved vesting schedules allowed, and grantees whose vesting schedules in EquityEdge(TM) otherwise differed from the Compensation Committee's approved vesting schedules;

            o grantees who were permitted to participate in the 2002 Options Exchange after the deadline had passed;

            o grantees who received ISOs that were in excess of the annual Plan limitation on the number of ISOs;

            o grantees for whom the Company failed to procure and retain executed notices of grant;

            o grantees who received grants under a stock option plan that was not explicitly adopted by the shareholders;

            o grantees who received grants under a stock option plan that had not yet been approved by the shareholders;

            o employees who received grants dated prior to their employment start dates;

            o grantees who cannot be identified as being affiliated with Comverse due to a lack of data from the Company's Human Resources Department;

            o grantees who received options after their termination dates as recorded by the Company's Human Resources Department;

            o terminated employees who were permitted to exercise options past the allowable time frame without authorization of the Compensation Committee;

            o     grants issued at prices below the price allowed by the plan;

            o grants from the stock option plan of an acquired company even though the plan of that company had not been specifically adopted by Comverse shareholders; and

            o stock options issued pursuant to a grant dated as of February 2, 1998, for which the Special Committee has been unable to locate any documentation indicating that such grant was approved by the Compensation Committee.

         Based on accessibility, the magnitude of the grant and the nature of the exception (for example, possible recipient of a Fargo grant), the Special Committee conducted more than 100 interviews in New York, Wakefield, Tel Aviv, and several cities in Europe with recipients of exceptional grants or their supervisors. In addition, the Company's administrative personnel most closely associated with the grant process were interviewed on multiple occasions. Based on these interviews and related documentary and circumstantial evidence, the Special Committee concluded that these exceptional grants were not a product of intentional wrongdoing, but rather, resulted from a lack of proper corporate procedures and from administrative errors made by employees, including the former Vice President of Human Resources of CNS, without knowledge of the requirements of the Company's stock option plans or bylaws. The investigation has revealed no evidence that recipients of exceptional grants did not provide services to the Company or that they had knowledge of improprieties associated with the grant process. Accordingly, as discussed more fully below, the Special Committee has concluded that these grants should be honored.

                  Non-Employee Director Grants

         From December 1992 forward, the Plans provided for automatic grants to non-employee directors two business days after the publication of the Company's audited year-end financial statements, typically in the Company's annual report on Form 10-K. In practice, however, the Company granted options to directors two days after the release of the Company's year-end unaudited financial results.
(7) Additional errors in connection with grants to non-employee directors of Comverse fall into one of the following categories:

            o grants from a stock option plan of an acquired company, whose acquisition was approved by the Company's shareholders, even though the plan of the acquired company had not been specifically adopted by Comverse shareholders;

            o options transferred from one director to his spouse, Alexander's sister, in connection with their divorce, without approval of the Board or the Compensation Committee (Alexander's sister then replaced the director on the Board);

--------
(7) The Special Committee was unable to determine the reason for the variance. The Special Committee did, however, determine that in 6 out of 13 grants between 1993 and 2005, the exercise price of the grant was less than it would have been had the proper grant date been selected.

            o grants to directors, dated prior to their becoming members of the Board, that were roughly equal in number of shares issuable pursuant to such grants to the pro-rata portion of the number of shares issued to the options awarded to the directors automatically in the year the new directors joined the Board, but which grants had the identical date and price of the grant received by other non-employee directors in that year; (8)

            o grants to new directors issued on days other than those provided by the plan;

            o     grants in excess of Plan limits;

            o options exercised by former non-employee directors after they left the Board and past the allowable timeframe for such exercise, without approval of the Board or the Compensation Committee; and

            o grants where evidence of a measurement date has not been located.

         The Special Committee found no evidence to indicate that the Board, the Compensation Committee, or the non-employee directors who received these grants were aware that the grants may have violated the terms of the Plans. The Special Committee therefore concluded that the errors in connection with the non-employee director grants were not a product of intentional wrongdoing, but rather resulted from a lack of proper corporate procedures and administrative errors by those involved in the grant process.

                  Additional Findings

         The Special Committee reviewed whether, and found no evidence that the
Company:

            o engaged in techniques such as "spring loading"(9) to select award dates in coordination with the disclosure of information to the public; or

            o changed any terms of previously granted awards due to the release of new information to the public, such as granting options on one date, subsequently releasing information to the public that caused the stock price to decline, and lowering the exercise price of the previously granted option to the market price immediately following the release of the unfavorable news.

         In addition, the Special Committee found that:

            o during the period from 1991 through mid-2002, the Company did not maintain effective internal control over financial reporting, or effective disclosure controls and procedures


--------
(8) The Plans did not address the grant of options to outside directors who joined the Board during the course of a year in which outside directors had already been granted their annual automatic option grants.

(9) "Spring loading" options is the practice of granting options just before the announcement of good news or just after the announcement of bad news, so that the options will be more likely to be in-the-money.

                  necessary to: (i) prevent or detect grants of options made without the formal approvals or documentation required under the Plans, Company bylaws, and New York corporate law; (ii) properly determine the correct measurement dates of the option grants; and (iii) properly account for the non-cash expense associated with such option grants; and

            o from mid-2002, the Company began to follow more formal procedures for approving and documenting stock option grants.

THE PHASE II INVESTIGATION OF ACCOUNTING IMPROPRIETIES

         The Phase II investigation concerned allegations of reserve and accrual manipulation, misclassification of expenses, underreporting of sales backlog and improper revenue recognition. This section will discuss the following:

            o     the investigation itself;

            o     the manipulation of reserves

            o     improper expense reclassifications;

            o     underreporting of sales backlog;

            o     claims of improper revenue recognition practices;

            o     accounting for government grants; and

            o     the withholding of audit documentation in January 2006.

         SCOPE AND CONDUCT OF THE INVESTIGATION

         The Special Committee initiated the Phase II investigation because of a series of allegations made by Kreinberg (through his counsel) following his guilty plea in October 2006. Kreinberg said Alexander wanted the Company's financial statements to indicate it was well-managed and that its results were predictable. Therefore, Kreinberg said Alexander directed him to make adjustments to quarter-end reserve accounts to create desired earnings per share, and to move expenses from one category to another as a way of ensuring that the Company's expenses would appear to grow in a measured and consistent manner. Finally, Kreinberg said that Alexander directed him to adjust downward the sales backlog figure that the Company reported in its annual reports on Form 10-K and to analysts in order to avoid potential Wall Street concerns that the sales backlog was growing too rapidly.

         Beyond Kreinberg's allegations, the Special Committee examined separate questions that were raised about whether the Company had a proper revenue recognition policy. More specifically:

            o former Comverse employees alleged that the Company used a variety of tactics to manipulate its desired financial results, including allowing sales to be booked out of period, shipping products earlier than agreed upon and delaying shipments from quarter-to-quarter;

            o there were questions about how the Company had accounted for sales between Comverse and various subsidiaries of Customer X for the purchase of Comverse's Unified Messaging ("UM") System between 2001 and 2004; and

            o the Special Committee determined on its own to investigate whether the Company had properly accounted for certain government grants for research and development and to generally test to determine if the Company had complied with the relevant revenue recognition standard.

         To deal with these and related questions, the Special Committee initiated the Phase II investigation. It first devised a comprehensive work plan to test areas of possible financial manipulation for the fiscal periods 1996 through January 31, 2006. The work plan was formulated by the Special Committee with input from the Company, reviewed by D&T and vetted with the SEC and the U.S. Attorney. It called for an investigation for the fiscal period between 1996 and January 31, 2006, focusing on the period discussed by Kreinberg in his October 26, 2006 (and subsequent) proffers.

         Toward that end, the Special Committee developed and executed a protocol to collect and process paper and electronic documents, and retained information technology experts to obtain and analyze email and other electronic files, as well as extracts from financial reporting applications and hard copy documents. Ultimately, approximately 2,000 computer back-up tapes were restored and more than two million documents were collected from approximately 60 custodians in the United States and Israel. After filtering these documents, the Special Committee reviewed more than one million of them. It also conducted 58 formal interviews of present and former officers, directors, and employees of Comverse and its subsidiaries, as well as D&T personnel. In addition, the Special Committee's forensic accountants conferred with the Company and CNS Finance Department personnel in New York, Wakefield and Tel Aviv with respect to specific entries on the Company's books. In the course of the Phase II Investigation, the Special Committee found documentary evidence supporting Kreinberg's proffers. As it did in Phase I, the Special Committee delivered relevant documents to the SEC and the U.S. Attorney, and regularly informed both regarding the progress of the investigation.

         THE MANIPULATION OF RESERVES

         Comverse is a holding company which has five operating subsidiaries:
CNS, Verint Systems Inc. ("Verint"), Ulticom, Inc. ("Ulticom"), Starhome, B.V. and Startel Corporation. Between 1996 and 2003, CNS accounted for approximately 95% of Comverse's consolidated pre-tax net income.

         Alexander served as Chief Executive Officer and Chairman of Comverse during the entire period covered by the investigation. Igal Nissim was the Chief Financial Officer of Comverse from 1992 through May 1999. Kreinberg was hired as the Vice-President of Finance in 1994. In 1996, Nissim relocated to Israel and became more involved with matters unrelated to the Chief Financial Officer function and Kreinberg assumed more of the day-to-day responsibilities of Chief Financial Officer. Nonetheless, Nissim continued to sign periodic reports containing the Company's financial statements filed with the SEC and remained the Chief Financial Officer of Comverse until May 1999, when Kreinberg officially became the Chief Financial Officer. Nissim left the Company in 2002. CNS had its own finance and human resources departments that were formally overseen by the head of CNS, but as a matter of practice, the finance operations for CNS were overseen by Kreinberg. Together with Alexander, who maintained tight control over the operations of Comverse and its subsidiaries, Kreinberg was able to sidestep the formal lines of reporting that had been established within the CNS Finance Department, and the Special Committee found he directed or encouraged subordinates at CNS to exaggerate the need for specific reserves and accrual items and to adjust accounts without proper support to achieve certain earnings per share and other desired financial goals in violation of U.S. Generally Accepted Accounting Principles ("GAAP").

         Comverse reported consolidated financial results for itself and its subsidiaries based on a quarterly reporting package prepared by each of its reporting units. In addition to preparing the CNS reporting package, CNS's Wakefield office prepared a separate package of schedules and spreadsheets, entitled the "CNS Financial Results Package" (the "CNS Package") which included a spreadsheet entitled "CNS Reserve Analysis." The CNS Reserve Analysis, contained a column entitled "Reserve Balance" that represented the balance for major reserve and accrual accounts for each CNS unit, and a "hidden column" entitled "Real Reserve," which tracked the portion of the reserve balance that represented the "excess," "buffer" or "cushion" in the respective reserve or accrual account.

         The CNS Package was accompanied by a narrative in which the discussion of reserve account balances included a description of how much of each reserve account or item was "excess," "buffer" or "cushion." (10)

         Once Kreinberg received and reviewed this information, he typically held telephone conferences in which he dictated adjustments reclassifying expenses and increasing or decreasing reserves.

         As Kreinberg adjusted the CNS Financial Statements, he also maintained (for a period of time) a "scorecard" that reflected the true financial condition of the Company by tracking the portions of the reserve and accrual accounts that were "excess" (the "Kreinberg Scorecard"). The Kreinberg Scorecard also contained an additional column labeled "take back," that represented the amount of the "excess" that could be taken back into income. The "excess" reserve balances for CNS included in the "Real Reserve" column of the Kreinberg Scorecards generally tied to the "excess" reserve balance in the "Real Reserve" column on the CNS Reserve Analysis, and the reserve balance listed in the unmarked column on the Kreinberg Scorecards generally tied to the balances reported on the Company books.


--------
(10) The Special Committee found no evidence that the CNS Package, the CNS Reserve Analysis, the Narratives or Scorecards were received by CNS operations personnel or D&T.

         The Kreinberg Scorecards were created and maintained in Microsoft Excel which allowed the "real reserve" columns to be included in a "hidden" column.

         Overall, the Special Committee found that between 1996 and 2002, Alexander and Kreinberg inflated approximately 40 reserve and accrual accounts. This "excess" was then released into income to achieve desired quarterly results.

         The practice of overstating and later releasing reserves had a significant impact on the Company's income statements. The Special Committee found that due to reserve manipulations, pre-tax income was understated in each fiscal year from 1996 through 1999 and pre-tax income was overstated in each fiscal year from 2000 through at least 2002. By January 31, 2006, the estimated cumulative impact of these reserve manipulations had netted to an insignificant amount.

         IMPROPER EXPENSE RECLASSIFICATIONS

         Among other things, the income statement contained in the CNS Package included the amount of Sales, Cost of Goods Sold ("COGS"), Research and Development Costs ("R&D"), Selling, General and Administrative Expenses ("SG&A"), as well as a supporting schedule setting forth the year-to-date adjustments to expenses for each quarter. The Special Committee found that from 1998 through the third quarter of 2003, at Alexander's and Kreinberg's direction, CNS improperly re-characterized expenses among COGS, R&D, and SG&A.

         These reclassifications involved moving expenses from one category to another and therefore did not affect the Company's reporting of its income or earnings. However, because the expense categories involved trends and metrics that are tracked by Wall Street analysts and are used to compute performance ratios for the Company, their manipulation provided a misleading portrait of the Company's operating performance.

         While Kreinberg acknowledged that these reclassifications were intended to maintain an even growth rate across all categories, he claimed they were not intended to achieve a particular result for the Company's gross profit margin. Kreinberg's manipulation of COGS nevertheless affected the gross profit margin from 1999 until the quarter ended October 31, 2003.

         The Special Committee found abundant evidence that demonstrated the routine manipulation of expense classifications. Kreinberg himself admitted that he directed the CNS Finance Department to make the quarterly changes Alexander and he wanted to be made among COGS, R&D, and SG&A and Finance Department personnel corroborated this admission.

         UNDERREPORTING SALES BACKLOG

         The Special Committee also uncovered convincing documentary evidence that corroborated Kreinberg's proffer that the Company consistently made unsupported downward adjustments to the reported sales backlog, from the second quarter of 1998 through the third quarter of 2002.

         Sales backlog was also understated by Kreinberg and Alexander in quarter-end telephone conferences Comverse held with Wall Street analysts starting in 2000. Then, in the first quarter of 2001 (the quarter before the Company's sales began to fall and Comverse missed analysts' expectations for the first time in 28 quarters), Kreinberg told the analysts that the backlog had increased, when, in fact, it had actually dropped, foreshadowing the Company's impending downturn.

         CLAIMS OF IMPROPER REVENUE RECOGNITION PRACTICES

         The Special Committee investigated specific claims by former employees that earnings had been manipulated by virtue of improper revenue recognition policies. It also went beyond these specific allegations and conducted substantial tests to assess the Company's revenue recognition practices. (11) Finally, it conducted an inquiry relating to a substantial customer of the Company. The Special Committee's review of sales transactions did not validate any of the allegations made by former employees; and during the entire inquiry, no evidence came to its attention indicating that CNS intentionally was using revenue recognition to manipulate earnings.

         ACCOUNTING FOR GOVERNMENT GRANTS

         The Company has historically applied for research and development grants from the Office of the Chief Scientist ("OCS") within the Ministry of Industry and Trade of the State of Israel, which invests resources in advancing the development of new technologies in Israel. For each approved grant, the Company is reimbursed for a portion of the R&D expenses (primarily direct employee costs) incurred to meet the objectives for which OCS provided the grant. The Special Committee reviewed the accounting for those expenses and reimbursements for fiscal years 1996 through 2005.

         In order to test whether the Company was properly accounting for OCS grants, the Special Committee reviewed procedures for recording reimbursements from the OCS related to R&D costs, and verified the timing of receipts. Based on its review of the documents, along with interviews of many present and former employees, the Special Committee found that the Company generally recorded reimbursement income in the proper periods. It did locate some instances of possible improper accounting for government grants.





--------
(11) The Special Committee's revenue recognition testing covered a broad period. For periods prior to 2004, the Special Committee noted instances of missing supporting documentation for several transactions. In addition, the Special Committee was not able to interview employees with direct involvement with such transactions as they were no longer employed by the Company. Accordingly, the Special Committee advised the Company that it should review the Company's compliance with SOP 97-2 for periods beginning with its effective date through January 31, 2003. On November 5, 2007, the Company announced that in connection with the ordinary audit work for its fiscal year 2006 financial statements, and not associated with the Special Committee's investigation, the Company had undertaken an evaluation of its application of SOP 97-2, specifically relating to VSOE.

         WITHHOLDING OF AUDIT DOCUMENTATION IN JANUARY 2006

         In the course of the Special Committee's investigation, evidence arose that a purchase order requested by D&T in January 2006 in connection with their annual audit was purposefully withheld from D&T by a low level CNS Finance Department employee who claimed he was instructed to withhold the document. CNS ultimately provided the purchase order to D&T. The Special Committee determined that this was an isolated instance.

SPECIAL COMMITTEE ACTIONS

         PERSONNEL DECISIONS

         The Special Committee made several personnel decisions and determinations which included the following:

            o Alexander, Kreinberg and Sorin were forced to resign their offices in April 2006 but were retained at nominal salaries to serve as "advisors" to the Company and in order to secure their cooperation with the Special Committee in connection with its review of matters relating to stock option grants;

            o On July 28, 2006, based on the Special Committee's determinations, the Company notified Kreinberg it was terminating the August 9, 2004 "Employment, Non-Disclosure, and Non-Competition Agreement" between the Company and Kreinberg, effective as of the end of the initial term thereof
                  - January 31, 2007.(12)

            o On August 17, 2006, based on the Special Committee's determinations, the Company provided notice to Alexander, Kreinberg and Sorin that, effective August 27, 2006, the
                  Company:

                  o was terminating all prior employment or similar agreements or arrangements between each of them and the Company and revoking any and all vested and unvested unexercised options, all restricted stock, and any other equity compensation previously granted;

                  o would not make any severance or other payments to Alexander, Kreinberg or Sorin in connection with the termination of any such agreements or arrangements; and

                  o would pursue rights and remedies against them in respect of their acts or omissions relating to stock option grants.

         All the unvested restricted stock held by Alexander and Kreinberg was forfeited upon termination of their employment by the Company. Also, based on the Special Committee's determinations, on August 17, 2006, the Company's


--------
(12) This action was taken to avoid the automatic renewal of Kreinberg's employment under the terms of that agreement.

transfer agent placed a stop transfer order on the accounts of Alexander and Kreinberg (Sorin was not a record holder of shares at that time). The Special Committee directed the Company to take all steps available to terminate any interests that Alexander and Kreinberg held in Comverse subsidiaries.

         The Special Committee determined that:

            o Alexander, Kreinberg and Sorin were responsible for the backdating of stock options during the period 1991 through 2001; and

            o Kreinberg and Alexander were primarily responsible for the development and implementation of efforts to manipulate the Company's reserves and sales backlog, and to improperly reclassify expenses.

         Accordingly, the Special Committee authorized the Company to pursue its remedies against Alexander, Kreinberg and Sorin in connection with their misconduct in backdating stock options, and against Alexander and Kreinberg for misreporting financial results.

         The Special Committee also considered Igal Nissim and determined that he was partially responsible for the manipulation of reserves in the period before Kreinberg assumed day-to-day responsibility in this area. Further, as Chief Financial Officer until 1999, he signed the Company's periodic reports containing financial statements and was ultimately responsible for them. For this reason, the Special Committee determined that all outstanding options to purchase 12,750 shares of the Company's stock, held by Nissim, should be canceled.

         DECISIONS TO HONOR GRANTS TO UNINVOLVED GRANTEES

         The Special Committee decided to honor grants of outstanding options previously awarded to all Company employees, directors, officers, and consultants (other than Alexander, Kreinberg, Sorin and Nissim) as valid obligations of the Company, because:

            o it found no evidence that these persons were aware of improprieties relating to their grants; and

            o most, if not all, of these persons appear to have strong legal claims either to enforce their option grant or for the economic value of those grants.

SYSTEMIC WEAKNESSES IN CORPORATE CONTROLS AND CULTURE

         The Special Committee found that Alexander, Kreinberg and Sorin were able to accomplish the backdating of Company options in part because of inadequate internal control over financial reporting, inadequate Board oversight and a corporate culture that discouraged questioning of senior management. The earnings manipulation found by the Special Committee was also accomplished due to similar deficiencies in internal control over financial reporting and corporate culture:

            o the Company's system of documenting support for entries to reserve and accrual accounts and for adjustments to expense items was lacking;

            o there were no protocols for making post-quarter-closing journal adjustments; and,

            o until the current Chief Financial Officer of CNS joined the Company in late 2002, Kreinberg routinely ignored the reporting channels beneath him to direct adjustments and entries to low- and middle-level accounting personnel in CNS's Finance Department.

         CNS Finance Department personnel seemed to have a limited appreciation of the proper accounting rules and requirements for U.S. listed public companies. Furthermore, the Special Committee found an inappropriate tone at the top with Alexander and Kreinberg not tolerating questions being raised concerning any decisions by them about practices, procedures, or substantive accounting issues thereby resulting in a corporate culture not conducive to integrity and transparency of appropriate financial reporting. Thus, the Special Committee found Alexander and Kreinberg were able to backdate option grants and manipulate the Company's earnings and financial results by overriding those internal controls that did exist at Comverse and CNS.

CONCLUSIONS

         Beginning in March 2006, the Special Committee thoroughly investigated the issues relating to backdating, as well as the November 2006 allegations of earnings manipulation and related accounting improprieties. The Special
Committee:

            o determined who was responsible for the misconduct that occurred and, as a result, the Company has severed all ties with all executives responsible for backdating and earnings manipulation;

            o authorized the Company to pursue its remedies against Alexander, Kreinberg and Sorin;

            o cancelled all the remaining vested options of Nissim who was involved in the early earnings manipulation;

            o shared the results of its investigation with the U.S. Attorney and the SEC and, based principally on this information, the government has charged three of the former officers, both criminally and civilly; and

            o made vigorous efforts, including filing a Petition for Remission of Civil Forfeiture, to ensure that the Company, as the victim of the backdating scheme, receives any funds from those involved.

         The Company also has taken actions to significantly reduce the likelihood that similar misconduct could occur in the future, including:

            o transforming the Board, with nine of the ten current Board members having joined the Board subsequent to June 2006; and

            o hiring a new slate of top executives, including a new Chief Executive Officer.

         As a result of the Special Committee's investigations and related recommendations, the Company has already implemented measures to strengthen internal controls and to reform its culture. The Special Committee expressed its confidence that, with the implementation of its remedial measures and related recommendations, a new corporate culture of accountability, integrity and transparency will evolve.


ITEM 9.01   FINANCIAL STATEMENTS AND EXHIBITS.

      (d)   EXHIBITS:

            Exhibit No.                              Description
            -----------                              -----------

               99.1 Appendix A to the Report - Remedial Measures and Related Recommendations

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          COMVERSE TECHNOLOGY, INC.


Date:  January 29, 2008                   By:   /s/   Cynthia Shereda
                                              ----------------------------------
                                          Name:    Cynthia Shereda
                                          Title:   Executive Vice President and
                                                   General Counsel

                                  EXHIBIT INDEX

            Exhibit No.                              Description
            -----------                              -----------

               99.1 Appendix A to the Report - Remedial Measures and Related Recommendations